Exhibit 99.1

January 27, 2004 06:01 AM US Eastern Timezone


  Elite Files Patent on Second Opioid Abuse Resistance Technology for Oxycodone

NORTHVALE, N.J. - (BUSINESS WIRE) - Jan. 27, 2004 Pharmaceuticals, Inc. (Amex:
ELI) ("Elite") announced today that it has filed a US patent application on an opioid abuse resistance technology to be used with narcotic analgesics. The leading narcotic analgesic in the market today is OxyContin(R), a sustained release oxycodone with US revenues of approximately $1.5 billion. Elite's technology will make the drug more difficult to abuse when crushed or damaged.

This is the second abuse resistance technology developed by the Company. In April 2003, Elite announced the filing of a patent for the first abuse resistance technology which makes use of narcotic antagonist(s) to discourage and reduce narcotic abuse. These two abuse resistance technologies are independent of each other. The second technology has the advantage of offering a shorter development time than the narcotic antagonist based technology. Elite is moving forward to exploit both technologies with oxycodone products, and is in discussions with pharmaceutical companies for the licensing of these technologies.

"We are pleased to have more than one option to offer potential licensees for narcotic abuse resistance", said Mr. Bernard Berk, Elite' Chief Executive Officer and President. "We are at the same time increasing our efforts to expedite timelines for the continued development of the technologies to address the growing concerns of narcotic abuse."

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally and licenses these products using its proprietary technology. The Company's strategy includes developing controlled release versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA registered facility for manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

CONTACTS:
For Elite Pharmaceuticals, Inc.
Investor Relations:
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com


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